EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (File No. 333-135055), Form S-8 (File No. 333-98379), and Form S-8 (File No. 333-127018) of Berry Petroleum Company of our report dated September 29, 2008 relating to the Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased by Berry Petroleum from a Consortium of Private Sellers, which appears in this Current Report on Form 8-K/A.

PricewaterhouseCoopers LLP
Los Angeles, California
September 29, 2008